As filed with the Securities and Exchange Commission on February 28, 2001

                                                Registration No. 333-51146

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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                      Pre-Effective Amendment No. 1

                                    to
                                   FORM S-3

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                                 EXPEDIA, INC.
            (Exact name of registrant as specified in its charter)

                               ---------------

                 Washington                                      91-1996083
       (State or other jurisdiction of                         (IRS Employer
       incorporation or organization)                      Identification Number)

                       18310 SE Eastgate Way, Suite 400
                              Bellevue, WA 98005
                                (425) 564-7200
              (Address, including zip code, and telephone number
       including area code, of registrant's principal executive office)

                               ---------------
                                MARK S. BRITTON
                   Senior Vice President and General Counsel
                       18310 SE Eastgate Way, Suite 400
                              Bellevue, WA 98005
                                (425) 564-7200
            (Name, address, including zip code and telephone number
                  including area code, of agent for service)

                               ---------------
  Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the Selling Shareholders may determine.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                  CALCULATION OF REGISTRATION FEE(1)(3)

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
                                                                     Proposed
                                                                      maximum
                                       Amount      Proposed maximum  aggregate   Amount of
     Title of each class of            to be        offering price   offering   registration
  securities to be registered        registered      per share(1)(3)price(1)(2)     fee
-----------------------------------------------------------------------------------------------
Common Shares, par value $.01..   4,845,152 shares     $13.4375     $65,106,730   $17,188(3)(4)
Common Shares, par value $.01..   4,338,732 shares     $15.75       $68,335,029   $17,084(5)
-----------------------------------------------------------------------------------------------
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
(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), solely for purposes of calculating amount of registration fee based upon the average of the high and low prices reported on November 29, 2000, as reported on The Nasdaq National Market.
(2) Of the 4,845,152 of securities being registered hereunder, pursuant to Rule 429(b) under the Securities Act, an aggregate of 811,533 of securities are being carried forward from the registrant's prior registration statement on Form S-1 (File No. 333-40934) (the "Prior Registration Statement").
(3) In connection with the Prior Registration Statement, registration fees of approximately $3,612 previously were paid with respect to the 811,533 of securities being carried forward herewith.

(4)  Previously paid with original filing December 1, 2000.

(5) Estimated pursuant to Rule 457(c) under the Securities Act, solely for purposes of calculating amount of registration fee based upon the average of the high and low prices reported on February 22, 2001, as reported on The Nasdaq National Market.

                               ---------------
  Pursuant to Rule 429 under the Securities Act, the prospectus set forth herein also relates to securities registered pursuant to the Prior Registration Statement.

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

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


                              [EXPEDIA, INC. LOGO]

                             9,183,884 Shares

                                  Common Stock

                               ----------------

  The selling shareholders are selling 9,183,884 shares of Expedia, Inc. common stock. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

  Our common stock is quoted on the Nasdaq National Market under the symbol EXPE. On February 22, 2001, the last reported sale price of our common stock was $15.50 per share.

  See "Risk Factors" beginning on page 5 to read about factors you should consider before buying shares of the common stock.

                               ----------------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                     Prospectus dated March   , 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----


Summary....................................................................   3


Risk Factors...............................................................   5


Use of Proceeds............................................................  16


Selling Shareholders.......................................................  16


Plan of Distribution.......................................................  17


Validity of the Common Stock...............................................  20


Experts....................................................................  20


Where You Can Find More Information........................................  20

                                    SUMMARY

  This summary may not contain all the information that may be important to you. You should read this entire prospectus before making an investment decision.

  In this prospectus, the terms "Expedia" and "we" refer to Expedia, Inc. and our subsidiaries and our predecessor, the travel business unit of Microsoft Corporation, except where it is clear that such terms mean only Expedia, Inc.

                                 Expedia, Inc.

  We are a leading provider of branded online travel services for leisure and small business travelers. We operate 7 websites in the United States, United Kingdom, Germany and Canada. We offer one-stop travel shopping and reservation services, providing reliable, real-time access to schedule, pricing and availability information for over 450 airlines, 65,000 lodging properties and all major car rental companies. Our acquisitions of Travelscape.com, Inc. and VacationSpot.com, Inc. in March 2000 position us as the leader in Internet lodging with the broadest selection of properties.

  The Internet is dramatically changing the way that consumers and businesses communicate, share information and buy and sell goods and services. The Internet reduces inefficiencies in markets characterized by the presence of large numbers of geographically-dispersed buyers and sellers and purchase decisions involving large amounts of information from multiple sources. We believe that the worldwide travel industry, which exemplifies these characteristics, is especially well-suited to benefit from increased Internet and electronic commerce adoption. As a result, travel has already become the largest online retail category with estimated online transactions of $17.1 billion in 2000, growing to $49.2 billion by 2004, according to Forrester Research, Inc.

  To address this market opportunity, we have built an underlying technology infrastructure that enables both buyers and sellers to transact through our websites in a reliable, scalable and secure environment. We attract a large global base of consumers and travel suppliers to our Internet-based travel marketplace and enable them to research, buy and sell travel-related services online. Our global travel marketplace offers consumers a convenient, comprehensive and personalized source of travel information and services. At the same time, our marketplace enables travel suppliers to reach a large, global audience of consumers who are actively engaged in planning and purchasing travel services. In our marketplace, suppliers can pursue a range of innovative and targeted merchandising and advertising strategies designed to increase revenues, while reducing overall transaction and customer service costs.

  Since launching our online travel service in October 1996, we have experienced significant growth in our traffic and the amount of travel purchased through our travel planning services. In the fiscal year ended June 30, 2000, over $1 billion in airline ticket purchases and hotel and car rental reservations were made through the travel planning services of Expedia(R), Travelscape(R) and VacationSpot(TM). In the fiscal quarter ended September 30, 2000, $467 million in purchases and reservations were made through these same services.

  We are located at 13810 SE Eastgate Way, Suite 400, Bellevue, WA 98005 and our telephone number is (425) 564-7200.

                                  The Offering

Common stock offered by selling
 shareholders....................  9,183,884 shares


Common stock to be outstanding
 after this offering.............  48,551,200 shares


Use of proceeds..................  We will not receive any of the proceeds of the sales by the selling shareholders (see Plan of Distribution and
                                   Selling Shareholders)


Nasdaq National Market symbol....  EXPE

                                  RISK FACTORS

  An investment in our common stock involves a high degree of risk. You should consider the following factors carefully before deciding to purchase shares of common stock. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Our operating results are volatile and difficult to predict.

  If we fail to meet the expectations of securities analysts or investors, the market price of our common stock may decline significantly.

  Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Because our operating results are volatile and difficult to predict, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter our operating results will fall below the expectations of securities analysts or investors. In this event, the trading price of our common stock may decline significantly.

  Factors that may cause us to fail to meet the expectations of securities analysts or investors include the following:

  . our inability to obtain new customers at reasonable cost, retain existing customers or encourage repeat purchases

  . decreases in the number of visitors to our websites or our inability to convert visitors to our websites into customers

  . our inability to adequately maintain, upgrade and develop our websites, the systems that we use to process customers' orders and payments or our computer network

  . our inability to retain existing airlines, hotels, rental car companies and other suppliers of travel services ("travel suppliers") or to obtain new travel suppliers

  . our inability to obtain travel products on satisfactory terms from our travel suppliers

  . the ability of our competitors to offer new or enhanced websites, services or products or services or products with lower prices

  .  fluctuating gross margins due to a changing mix of revenues

  . the termination of existing relationships with key service providers or failure to develop new ones

  . the amount and timing of operating costs relating to expansion of our operations

  . economic conditions specific to the Internet, online commerce and the travel industry

Because we have a limited operating history, it is difficult to evaluate our business and prospects.

  Our business began operations in July 1994 and we launched our online travel service in October 1996. As a result, we have only a limited operating history from which you can evaluate our historical business. It is also difficult to evaluate our prospective business because we face the risks frequently encountered by early stage companies using new and unproven business models and entering new and rapidly evolving markets, such as online commerce. These risks include our potential failure to:

  .  attract additional travel suppliers and consumers to our service

  .  maintain and enhance our brand

  .  expand our service offerings

  .  operate, expand and develop our operations and systems efficiently

  .  maintain adequate control of our expenses

  .  raise additional capital

  .  attract and retain qualified personnel

  .  respond to technological changes

  .  respond to competitive market conditions

We depend on our relationships with travel suppliers and computer reservation systems; adverse changes in these relationships could affect our inventory of travel offerings.

  Our business model relies on relationships with travel suppliers, and it would be negatively affected by adverse changes in these relationships. We depend on travel suppliers to enable us to offer our customers comprehensive access to travel services and products. Consistent with industry practices, we currently have few agreements with our travel suppliers obligating them to sell services or products through our websites. It is possible that travel suppliers may choose not to make their inventory of services and products available through online distribution. Travel suppliers could elect to sell exclusively through other sales and distribution channels or to restrict our access to their inventory, either of which could significantly decrease the amount or breadth of our inventory of available travel offerings. Of particular note is the proposed airline direct-distribution website, which is currently named "Orbitz." Orbitz has announced its intention to launch in June 2001 and is reportedly owned by American Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines and United Air Lines. Forester Research reports that Orbitz will be the only website for consumers to find unpublished special fares on these and at least 23 other airlines. Additionally, American Airlines, United Air Lines, Northwest Airlines, Continental Air Lines, US Airways Group and America West Airlines entered into a joint venture to launch a separate site known as "Hotwire," which offers unpublished special fares on certain carriers. If a substantial number of our airline suppliers collectively agree or choose to restrict their special fares solely to Orbitz or Hotwire, such action may have a material adverse affect on our business. We also depend on travel suppliers for advertising revenues. Adverse changes in any of these relationships, whether due to Orbitz, Hotwire or otherwise, could reduce the amount of inventory that we are able to offer through our websites.

A decline in commission rates and fees or the elimination of commissions could reduce our revenues and margins.

  A substantial majority of our online revenues depends on the commissions and fees paid by travel suppliers for bookings made through our online travel service. Generally, we do not have written commission agreements with our suppliers. As is standard practice in the travel industry, we rely on informal arrangements for the payment of commissions. Travel suppliers are not obligated to pay any specified commission rate for bookings made through our websites. We cannot assure you that airlines, hotel chains or other travel suppliers will not reduce current industry commission rates or eliminate commissions entirely, either of which could reduce our revenues and margins.

  For example, in 1995, most of the major airlines placed a cap on per-ticket commissions payable to all travel agencies for domestic airline travel. In September 1997, the major United States airlines reduced the commission rate payable to traditional travel agencies from 10% to 5%. In 1997, the major United States airlines reduced the commission rate payable for online reservations from 8% to 5%. In addition, since 1998, many airlines have implemented a commission cap of $10.00 for domestic online roundtrip ticket sales. Because a high percentage of our business relates to airline ticket sales, a further reduction in airline ticket commissions could reduce our revenues.

Our business is exposed to risks associated with online commerce security and credit card fraud.

  Consumer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and online commerce. To transmit confidential information such as customer credit card numbers securely, we rely on encryption and authentication technology. Unanticipated events or developments could result in a compromise or breach of the systems we use to protect customer transaction data. Furthermore, our servers may also be vulnerable to viruses transmitted via the Internet. While we proactively check for intrusions into our infrastructure, a new and undetected virus could cause a service disruption.

  To date, our results have been impacted due to reservations placed with fraudulent credit card data. Starting in the quarter ended March 31, 2000, we significantly increased our reserves in order to cover fraudulent credit card transactions booked on our websites. We record these reserves because, under current credit card practices and the rules of the Airline Reporting Corporation, we may be held liable for fraudulent credit card transactions on our websites and other payment disputes with customers. Since discovering this fraudulent activity, we have put additional anti-fraud measures in place above and beyond our existing credit card verification procedures; however, a failure to control fraudulent credit card transactions adequately could further adversely affect our business.

Consumers, travel suppliers and advertisers may not accept our websites as valuable commercial tools, which would harm the growth of our business.

  For us to achieve significant growth, consumers, travel suppliers and advertisers must accept our websites as valuable commercial tools. Consumers who have historically purchased travel products using traditional commercial channels, such as local travel agents and calling airlines directly, must instead purchase these products through our websites. Consumers frequently use our websites for route pricing and other travel information and then choose to purchase airline tickets or make other reservations directly from travel suppliers or other travel agencies. If this practice increases, it could limit our growth.

  Similarly, travel suppliers and advertisers will also need to accept or expand their use of our websites. Travel suppliers will need to view our websites as efficient and profitable channels of distribution for their travel products. Advertisers will need to view our websites as effective ways to reach their potential customers.

  In order to achieve the acceptance of consumers, travel suppliers and advertisers contemplated by our business plan, we will need to continue to make substantial investments in our technology and brand. However, we cannot assure you that these investments will be successful. Our failure to make progress in these areas will harm the growth of our business.

We expect our losses and negative cash flows to continue.

  We have incurred substantial net losses and negative cash flows on both an annual and interim basis. For the fiscal year ended June 30, 2000, we had a net loss of $118.3 million and cash flow used by operating activities of $30.9 million. For the six-month period ended December 31, 2000, we had a net loss of $56.1 million. We expect operating losses and negative cash flow for the foreseeable future. If our revenues do not grow as expected, or if increases in our expenses are not in line with our plans, there could be a material adverse effect on our business, operating results and financial condition.

Intense competition could reduce our market share and harm our financial performance.

  The markets for the products and services offered by us are intensely competitive. We compete with other online travel reservation services, traditional travel agencies, travel suppliers offering their services directly and international travel service providers competing in critical national or regional markets, such as the United Kingdom, Germany and Canada.

  We compete with a variety of companies with respect to each product or service we offer. These competitors include:

  . Internet travel agents such as Travelocity.com and American Express Interactive, Inc.

  .  local, regional, national and international traditional travel agencies

  . consolidators and wholesalers of airline tickets, hotels and other travel products, including online consolidators such as Cheaptickets.com and Priceline.com and online wholesalers such as Hotel Reservations Network, Inc.

  . airlines, hotels, rental car companies, cruise operators and other travel service providers, whether working individually or collectively, some of which are suppliers to our websites

  .  operators of travel industry reservation databases

  In addition to the traditional travel agency channel, many travel suppliers also offer their travel services as well as third-party travel services directly through their own websites. These travel suppliers include many suppliers with which we do business. In particular, five airline suppliers, American Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines and United Air Lines, have announced their intention to fully launch a direct-distribution website, currently named "Orbitz," by the end of July 2001. Forester Research reports that Orbitz may be the only website for consumers to find unpublished weekly special fares on at least 27 airlines. Additionally, American Airlines, United Air Lines, Northwest Airlines, Continental Air Lines, US Airways Group and America West Airlines launched a separate site known as "Hotwire," which offers unpublished special fares on certain carriers. Suppliers also sell their own services directly to consumers, predominantly by telephone. As the market for online travel services grows, we believe that travel suppliers, traditional travel agencies, travel industry information providers and other companies will increase their efforts to develop services that compete with our services by selling inventory from a wide variety of suppliers. We cannot assure you that our online operations will compete successfully with any current or future competitors.

  Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have and may enter into strategic or commercial relationships with larger, more established and better-financed companies. Some of our competitors may be able to secure services and products from travel suppliers on more favorable terms, devote greater resources to marketing and promotional campaigns and commit more resources to website and systems development than we are able to devote. In addition, the introduction of new technologies and the expansion of existing technologies may increase competitive pressures. Increased competition may result in reduced operating margins, as well as loss of market share and brand recognition. We cannot assure you that we will be able to compete successfully against current and future competitors. Competitive pressures faced by us could have a material adverse effect on our business, operating results and financial condition.

If we fail to increase our brand recognition among consumers, we may not be able to attract and expand our online traffic.

  We believe that establishing, maintaining and enhancing the Expedia(R) brand is a critical aspect of our efforts to attract and expand our online traffic. The number of Internet sites that offer competing services increases the importance of establishing and maintaining brand recognition. Many of these Internet sites already have well-established brands in online services or the travel industry generally. Promotion of the Expedia brand will depend largely on our success in providing a high-quality online experience supported by a high level of customer service. In addition, we intend to spend substantial amounts on marketing and advertising with the intention of continuing to expand our brand recognition to attract and retain online users and to respond to competitive pressures. However, we cannot assure you that these expenditures will be effective to promote our brand or that our marketing efforts generally will achieve our goals.

If we are unable to introduce and sell new products and services, our brand could be damaged.

  We need to broaden the range of travel products and services and increase the availability of products and services that we offer in order to enhance our service. We will incur substantial expenses and use significant resources trying to expand the range of products and services that we offer. However, we may not be able to attract sufficient travel suppliers and other participants to provide desired products and services to our consumers. In addition, consumers may find that delivery through our service is less attractive than other alternatives. If we launch new products and services and they are not favorably received by consumers, our reputation and the value of the Expedia brand could be damaged.

  Our relationships with consumers and travel suppliers are mutually dependent since consumers will not use a service that does not offer a broad range of travel services. Similarly, travel suppliers will not use a service unless consumers actively make travel purchases through it. We cannot predict whether we will be successful in expanding the range of products and services that we offer. If we are unable to expand successfully, this could also damage our brand.

Due to our anticipated growth, we may be unable to plan or manage our operations and growth effectively.

  Our historical growth to date has stretched our management, systems and resources. As we continue to increase the scope of our operations and the size of our workforce, we will need to continue to train and manage our workforce. We will also need to continue to improve and develop our financial and managerial controls and our reporting systems and procedures. A failure to plan, implement and integrate our growth plans and related systems successfully could adversely affect our business.

  Prior to our initial public offering, we used Microsoft's resources in technology, systems, administration and other areas. Effective with our initial public offering, we entered into a services agreement with Microsoft to provide us with a number of services; however, we are migrating a number of these services away from Microsoft onto our own systems and will continue to do so over time.

Declines or disruptions in the travel industry generally could reduce our revenues.

  We rely on the health and growth of the travel industry. Travel is highly sensitive to business and personal discretionary spending levels, and thus tends to decline during general economic downturns. In addition, other adverse trends or events that tend to reduce travel are likely to reduce our revenues. These may include:

  . price escalation in the airline industry or other travel-related industries

  .  increased occurrence of travel-related accidents

  .  airline or other travel-related strikes

  .  political instability

  .  regional hostilities and terrorism

  .  bad weather

Interruptions in service from third parties could impair the quality of our service.

  We rely on third-party computer systems and third-party service providers, including the computerized central reservation systems of the airline, hotel and car rental industries to make airline ticket, hotel room and car rental reservations and credit card verifications and confirmations.

  Currently, a majority of our transactions are processed through Worldspan, L.P. and Pegasus Solutions, Inc. We rely on TRX, Inc. to provide a significant portion of our telephone and email customer support, as well as to print and deliver airline tickets as necessary. Microsoft also services a significant amount of our information systems as part of a services agreement. Any interruption in these third-party services or a deterioration in their performance could impair the quality of our service. If our arrangement with any of these third parties is terminated, we may not find an alternate source of systems support on a timely basis or on commercially reasonable terms. In particular, any migration from the Worldspan system could require a substantial commitment of time and resources and hurt our business.

Our success depends on maintaining the integrity of our systems and infrastructure.

  In order to be successful, we must provide reliable, real-time access to our systems for our customers and suppliers. As our operations grow in both size and scope, domestically and internationally, we will need to improve and upgrade our systems and infrastructure to offer an increasing number of customers and travel suppliers enhanced products, services, features and functionality. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase. Consumers and suppliers will not tolerate a service hampered by slow delivery times, unreliable service levels or insufficient capacity, any of which could have a material adverse effect on our business, operating results and financial condition.

  In this regard, our operations face the risk of systems failures. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. Our business interruption insurance may not adequately compensate us for losses that may occur. The occurrence of a natural disaster or unanticipated problems at our facilities in Washington or Nevada could cause interruptions or delays in our business, loss of data or render us unable to process reservations. In addition, the failure of our computer and communications systems to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could result in interruptions in our service. The occurrence of any or all of these events could adversely affect our reputation, brand and business.

Rapid technological changes may render our technology obsolete or decrease the competitiveness of our services.

  To remain competitive in the online travel industry, we must continue to enhance and improve the functionality and features of our websites. The Internet and the online commerce industry are rapidly changing. In particular, the online travel industry is characterized by increasingly complex systems and infrastructures. If competitors introduce new services embodying new technologies, or if new industry standards and practices emerge, our existing websites and proprietary technology and systems may become obsolete. Our future success will depend on our ability to do the following:

  .  enhance our existing services

  . develop and license new services and technologies that address the increasingly sophisticated and varied needs of our prospective customers and suppliers

  . respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis

  Developing our websites and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our websites, transaction-processing systems and network infrastructure to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, our customers and suppliers may forego the use of our services and use those of our competitors.

The success of our business will depend on continued growth of online commerce and Internet usage.

  Because we do not intend to provide a material portion of our service through any commercial medium other than the Internet, our future revenues and profits depend upon the widespread acceptance and use of the Internet and online services as a medium for commerce. Rapid growth in the use of the Internet and online services is a recent phenomenon. This growth may not continue. A sufficiently broad base of consumers may not accept, or continue to use, the Internet as a medium of commerce. Demand for and market acceptance of recently introduced products and services over the Internet involve a high level of uncertainty.

  The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity and security and the timely development of complementary products for providing reliable Internet access and services. Major online service providers and the Internet itself have experienced outages and other delays as a result of software and hardware failures and could face such outages and delays in the future. Outages and delays are likely to affect the level of Internet usage and the processing of transactions on our websites. In addition, the Internet could lose its viability because of delays in the development or adoption of new standards to handle increased levels of activity or of increased government regulation. The adoption of new standards or government regulation may require us to incur substantial compliance costs.

We are substantially controlled by Microsoft, which may impede our business development and may prevent a takeover of Expedia, irrespective of whether it is beneficial to our shareholders.

  At December 31, 2000, Microsoft beneficially owned 33,602,258 shares of common stock, which represents approximately 69.5% of the outstanding shares of common stock. As long as Microsoft controls a significant percentage of the common stock, it will be able to control all matters requiring approval by our common shareholders, including the election of directors and the ability to cause or prevent a change of control of Expedia. In addition, there are no limitations on the ability of Microsoft to purchase shares of common stock in the open market.

  As part of our separation from Microsoft in connection with our initial public offering in November 1999, we entered into various agreements with Microsoft relating to the provision of services to us by Microsoft, our licensing of intellectual property from Microsoft and the sharing of taxes and purchasing of services. In one of these agreements, Microsoft has agreed not to compete with us for a period of three years, and we may face competition from Microsoft after this period. These agreements were not negotiated on an arm's length basis and potentially give Microsoft a further ability to influence our operations.

  Because we are a Microsoft-affiliated entity, some potential strategic customers and vendors may not wish to enter, or may even be contractually prohibited from entering, into strategic relationships with us. If too many potential strategic partners were to decline strategic relationships with us, it could have an adverse impact on our strategy and business development.

  Microsoft's voting control and provisions of Washington law affecting acquisitions and business combinations applicable to us may discourage transactions involving an actual or potential change of control of Expedia, including transactions in which our shareholders might receive a premium for their shares over the then-prevailing market price. This voting control and these provisions of Washington law may also have a negative effect on the market price of the common stock.

Our international operations involve risks relating to travel patterns and practices and Internet-based commerce.

  We operate in the United Kingdom, Germany, Canada and Belgium and may expand our operations to other countries. In order to achieve wide-spread acceptance in each country we enter, we believe that we must tailor our services to the unique customs and cultures of that country.

  Learning the customs and cultures of various countries, particularly with respect to travel patterns and practices, is a difficult task and our failure to do so could slow our growth in those countries.

  We also face risks specific to Internet-based commerce in foreign markets. Our international risks include:

  . delays in the development of the Internet as a broadcast, advertising and commerce medium in international markets

  . difficulties in managing operations due to distance, language and cultural differences, including issues associated with establishing management systems infrastructures in individual foreign markets

  .  unexpected changes in regulatory requirements

  .  tariffs and trade barriers and limitations on fund transfers

  .  difficulties in staffing and managing foreign operations

  .  potential adverse tax consequences

  .  exchange rate fluctuations

  . increased risk of piracy and limits on our ability to enforce our intellectual property rights

  Any of these factors could harm our business. We do not currently hedge our foreign currency exposures.

We may be found to have infringed on intellectual property rights of others which could expose us to substantial damages and restrict our operations.

  We could face claims that we have infringed the patents, copyrights or other intellectual property rights of others. In addition, we may be required to indemnify travel suppliers for claims made against them. Any claims against us could require us to spend significant time and money in litigation, delay the release of new products or services, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms or at all. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

Because our market is seasonal, our quarterly results will fluctuate.

  Our business experiences seasonal fluctuations, reflecting seasonal trends for the products and services offered by our websites. For example, demand for travel bookings may increase in anticipation of summer vacations and holiday periods, but online travel bookings may decline with reduced Internet usage during the summer months. These factors could cause our revenues to fluctuate from quarter to quarter. Our results may also be affected by seasonal fluctuations in the inventory made available to our service by travel suppliers.

Our success depends in large part on the continuing efforts of a few individuals and our ability to continue to attract, retain and motivate highly skilled employees.

  We depend substantially on the continued services and performance of our senior management, particularly Richard N. Barton, our Chief Executive Officer and President. These individuals may not be able to fulfill their responsibilities adequately and may not remain with us. The loss of the services of any executive officers or other key employees could hurt our business.

  As of December 31, 2000, we employed a total of 663 full-time employees. In order to achieve our anticipated growth, we will need to hire additional qualified employees; however, competition for personnel throughout the Internet industry is intense. If we do not succeed in attracting new employees and retaining and motivating our current personnel, our business will be adversely affected.

Our websites rely on intellectual property, and we cannot be sure that this intellectual property is protected from copy or use by others, including potential competitors.

  We regard much of our content and technology as proprietary and try to protect our proprietary technology by relying on trademarks, copyrights, trade secret laws and confidentiality agreements with consultants. In connection with our license agreements with third parties, we seek to control access to and distribution of our technology, documentation and other proprietary information. Even with all of these precautions, it is possible for someone else to copy or otherwise obtain and use our proprietary technology without our authorization or to develop similar technology independently. Effective trademark, copyright and trade secret protection may not be available in every country in which our services are made available through the Internet, and policing unauthorized use of our proprietary information is difficult and expensive. We cannot be sure that the steps we have taken will prevent misappropriation of our proprietary information. This misappropriation could have a material adverse effect on our business. In the future, we may need to go to court to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation might result in substantial costs and diversion of resources and management attention.

  We currently license from third parties, including Microsoft, some of the technologies incorporated into our websites. As we continue to introduce new services that incorporate new technologies, we may be required to license additional technology from Microsoft and others. We cannot be sure that these third-party technology licenses will continue to be available on commercially reasonable terms, if at all.

Regulatory and legal changes may impose taxes or other burdens on our business.

  The laws and regulations applicable to the travel industry affect us and our travel suppliers. We must comply with laws and regulations relating to the sale of travel services, including those prohibiting unfair and deceptive practices and those requiring us to register as a seller of travel, comply with disclosure requirements and participate in state restitution funds. In addition, many of our travel suppliers and computer reservation systems providers are heavily regulated by the United States and other governments. Our services are indirectly affected by regulatory and legal uncertainties affecting the businesses of our travel suppliers and computer reservation systems providers.

  We must also comply with laws and regulations applicable to businesses generally and online commerce. Currently, few laws and regulations directly apply to the Internet and commercial online services. Moreover, there is currently great uncertainty about whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and commercial online services. It is possible that laws and regulations may be adopted to address these and other issues. Further, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws. New laws or different applications of existing laws would likely impose additional burdens on companies conducting business online and may decrease the growth of the Internet or commercial online services. In turn, this could decrease the demand for our products and services or increase our cost of operations.

  Federal legislation imposing limitations on the ability of states to tax Internet-based sales was enacted in 1998. The Internet Tax Freedom Act, as this legislation is known, exempts specific types of sales transactions conducted over the Internet from multiple or discriminatory state and local taxation through October 21, 2001. It is possible that this legislation will not be renewed when it terminates in October 2001. Failure to renew this legislation could allow state and local governments to impose taxes on Internet-based sales, and these taxes could decrease the demand for our products and services or increase our costs of operations.

Our stock price may experience extreme price and volume fluctuations, and investors in our stock may not be able to resell their shares at or above the price that they paid for them.

  Due to fluctuations in the market price of our common stock, you may be unable to resell your shares at or above the price that you paid for them. The market price of our common stock has fluctuated in the past and is likely to be highly volatile. In addition, the stock market in general and the market prices of shares of Internet companies in particular, have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The market price of our common stock could continue to be highly volatile and is likely to experience wide fluctuations in response to factors, many of which are largely beyond our control, including the following:

  .  actual or anticipated variations in our quarterly operating results

  . announcements of technological innovations or new services by us or our competitors

  .  changes in financial estimates by securities analysts

  .  conditions or trends in the Internet or online commerce industries

  . changes in the economic performance or market valuations of other Internet, online commerce or travel companies

  . announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments

  .  additions or departures of key personnel

  . release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock

  .  potential litigation

  The market prices of the securities of Internet-related and online commerce companies have been especially volatile. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and would adversely affect our stock price.

At various times, there will be a significant amount of common stock eligible for sale, which could cause our stock price to fall.

  Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. A large number of shares currently outstanding have not been on the market because of restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

  At the time of our initial public offering, Microsoft entered into an agreement with Expedia that it would not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock, or any securities exercisable for or convertible into our common stock, owned by it for a period of one year after the date of our initial public offering. On November 10, 2000, this contractual restriction lapsed and 33,000,000 shares held by Microsoft became eligible for resale.

  In March 2000, we issued 4,933,619 shares of our common stock in connection with the acquisitions of Travelscape.com, Inc. and VacationSpot.com, Inc. 88,467 of these shares were sold under a prior registration statement on Form S-1. The remainder of these shares are being registered under this registration statement.

4,318,387 shares will be eligible for resale with the effectiveness of this registration statement and 526,765 shares will be eligible for resale upon their release from escrow pursuant to the escrow agreements executed in the acquisitions.

  As part of a private stock sale, we issued of 4,336,262 shares of common stock and warrants to Microsoft, TCV IV Strategic Partners, L.P. and TCV IV, L.P. These shares and the shares underlying the warrants are being registered under this registration statement and will be eligible for resale with the effectiveness of this registration statement.

This prospectus includes forward-looking statements relating to our industry and our operations, which are inherently uncertain.

  Some statements under the captions "Prospectus Summary," "Risk Factors," and elsewhere in this prospectus as well as some statements found in our SEC filings that are incorporated by reference into this prospectus, are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our industry, plans, objectives, expectations, intentions, assumptions and other statements contained in this prospectus that are not historical facts. When used in this prospectus or our SEC filings, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties relating to our industry and our operations including those described in this "Risk Factors" section, actual results may differ materially from those expressed or implied by these forward-looking statements. This is particularly true for a company with a limited operating history such as Expedia and for a young and rapidly evolving industry such as the online travel industry.

  Market data and forecasts relating to our operations that are used in this prospectus have been obtained from independent industry sources. We have not independently verified these data and results may be materially different from these forecasts.

                                USE OF PROCEEDS

  All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common shares by the selling shareholders.


                           SELLING SHAREHOLDERS

  The selling shareholders listed below are offering shares of our common stock under this prospectus (collectively, the "selling shareholders").

                          Beneficial Ownership                Beneficial Ownership
                            of Common Shares    Number of    of Common Shares After
                            Before Offering      Shares             Offering
                         ----------------------   being      ----------------------
  Selling Shareholder      Number   Percent (1)  Offered       Number   Percent (1)
  -------------------    ---------- ----------- ---------    ---------- -----------
Former shareholders of
 Travelscape.com,
 Inc. (2)...............    660,949     1.4%      660,949             0       0
Former shareholders of
 VacationSpot.com, Inc.
 (3)....................  1,693,468     3.5%    1,693,468             0       0
Timothy Poster..........  1,050,265     2.2%    1,050,265             0       0
Thomas Breitling........    934,736     1.9%      934,736             0       0
Alan Whittern (4).......      4,954       *         4,954             0       0
Microsoft Corporation... 33,722,710    69.3%      722,710(5) 33,000,000    68.0%
TCV III Funds (6).......    503,250     1.0%      503,250             0       0
TCV IV Funds (7)........  3,801,052     7.7%    3,613,552       187,500       *

--------

(1) Based on 48,551,200 outstanding shares

(2) Excludes shares held by Timothy Poster, Thomas Breitling and Alan Whittern

(3) Excludes shares held by TCV III funds

(4) Includes 2,484 shares issued as a former shareholder of VacationSpot and 2,470 shares to be issued upon exercise of a warrant that will be issued simultaneously with the effectiveness of this registration statement.

(5) Includes 602,258 shares and 120,452 shares to be issued upon exercise of a warrant. The warrant is currently exercisable.

(6) TCV III Funds are: TCV III (GP), which holds 3,654 shares; TCV III, L.P., which holds 17,358 shares; TCV III (Q), L.P., which holds 461,346 shares; and TCV III Strategic Partners, L.P., which holds 20,892 shares. Each of the TCV III funds is a former shareholder of VacationSpot.com, Inc. Mr. Hoag, a director of Expedia, is a managing member of Technology Crossover Management III, L.L.C., which is the managing general partner of TCV III
    (GP) and the sole general partner of TCV III, L.P., TCV III (GP) and TCV III Strategic Partners, L.P. Mr. Hoag disclaims beneficial ownership of these shares except to the extent of his economic interest in them.

(7) TCV IV Funds are: TCV IV, L.P., which holds 3,083,802 shares and 580,609 shares to be issued upon exercise of a warrant; and TCV IV Strategic Partners, L.P., which holds 114,991 shares and 21,650 shares to be issued upon exercise of a warrant. The warrants are currently exercisable. Mr. Hoag, a director of Expedia, is a managing member of Technology Crossover Management IV, L.L.C., which is the general partner of the TCV IV Funds. Mr. Hoag disclaims beneficial ownership of these shares except to the extent of his economic interest in them.

 *  less than one percent (1%)

  The shares held by the former shareholders of Travelscape.com, Inc. and VacationSpot.com, Inc. were issued in connection with our acquisition of Travelscape.com, Inc., a Delaware corporation and VacationSpot.com, Inc., a Washington corporation. Under the terms of these acquisitions, Expedia agreed to register the common shares received by the former shareholders in each acquisition.

  Alan Whittern is a former shareholder of VacationSpot.com, Inc. and will be issued a common stock warrant to purchase 2,470 common shares in connection with the acquisition of VacationSpot simultaneously with the effectiveness of this registration statement. Mr. Whittern was also issued 2,484 shares in connection with the exchange of VacationSpot.com shares for Expedia shares in the acquisition. These shares and the shares underlying the warrant are being registered under this registration statement.

  We issued 3,011,293 common shares and warrants to purchase an additional 602,259 common shares to the TCV IV entities and 602,258 common shares and warrants to purchase an additional 120,452 common shares to Microsoft Corporation in a private placement. As part of this private placement, Expedia agreed to register these common shares and the common shares underlying these warrants.

  Each of the selling shareholders who were former shareholders of Travelscape.com, Inc. or VacationSpot.com, Inc. holds less than one percent (1%) of Expedia's outstanding capitalization, except Timothy Poster, Thomas Breitling and TCV III funds, whose holdings are outlined in the above table.

  In the past three years, none of the selling shareholders has had a material relationship with Expedia or its affiliates, except as follows:

  . Gerald Grinstein, a director of Expedia, is a former shareholder of VacationSpot.com, Inc. and holds and is registering 6,968 shares.

  . Jay Hoag, a director of Expedia, is the managing member of Technology Crossover Management III, L.L.C., which is the managing general partner of TCV III (GP) and the sole general partner of TCV III, L.P., TCV III
     (Q), L.P., and TCV III Strategic Partners, L.P. Mr. Hoag is also the managing member of Technology Crossover Management IV, L.L.C., which is the general partner of TCV IV funds. Each of the TCV III Funds was a former shareholder of VacationSpot.com, Inc. TCV III Funds and TCV IV Funds hold and are registering shares as outlined in the above table. Mr. Hoag disclaims beneficial ownership of these shares except to the extent of his economic interest in them.

  . Greg Slyngstad, an officer of Expedia, is a former shareholder of VacationSpot.com, Inc. and holds and is registering 254,636 shares.

  .  Timothy Poster, former Chairman of the Board of Directors of
     Travelscape.com, Inc., a subsidiary of Expedia, is a former shareholder of Travelscape.com, Inc. and holds and is registering shares as outlined in the above table.

  . Thomas Breitling, an officer of Travelscape.com, Inc., is a former shareholder of Travelscape.com, Inc. and holds and is registering shares as outlined in the above table.

  . We are an affiliate of Microsoft Corporation, which holds and is registering shares as outlined in the above table.

                              PLAN OF DISTRIBUTION

  This prospectus relates to a total of 9,183,884 shares of common stock currently outstanding and held by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. As used in this prospectus, "selling shareholders" include transferees, donees, pledgees, legatees, heirs or legal representatives authorized to sell shares received from the named selling shareholder after the date of this prospectus.

  The selling shareholders have advised us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. At the time a particular offering of common stock is made and to the extent required, the aggregate number of shares being offered, the name or names of the selling shareholders, and the terms of the offering, including the name of names of any underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the selling stockholders, and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers, will be set forth in an accompanying prospectus supplement.

  Sales of the common stock offered hereby may be effected by or for the account of the selling shareholders from time to time in transactions, which may include block transactions, in the over-the-counter market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. The selling stockholders may effect these transactions by selling the common stock offered hereby directly to purchasers, through broker-dealers acting as agents for the selling stockholders, or to broker-dealers that may purchase such shares as principals and thereafter sell the shares from time to time in transactions, which may include block transactions, in the over-the-counter market, in negotiated transactions, through a combination of such methods of sales or otherwise. In effecting sales, broker-dealers engaged by selling shareholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of the common stock offered hereby for whom such broker-dealers may act as agents or to whom they may sell as principals, or both. As to a particular broker-dealer, such compensation might be in excess of customary commissions.

  Pursuant to this prospectus, the selling shareholders may resell the shares of common stock being registered for resale hereby:

  . in transactions that are exempt from registration under the Securities Act (including distributions by limited partnerships to their limited partners), or

  . as long as in the registration statement there is a qualification in effect under, or an available exemption from, any applicable state securities law with respect to the resale of such shares.

  There is no assurance that any selling shareholder will sell any common stock offered hereby, and any selling shareholder may transfer, devise or gift the common stock by other means not described in this prospectus. For example, in addition to selling pursuant to the registration statements of which this prospectus is a part or to which it relates, the selling shareholders also may sell under Rule 144.

  The selling shareholders and any broker-dealers, agents, or underwriters that participate with the selling shareholders in the distribution of common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act. Accordingly, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the common stock offered hereby and purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. We will not pay any compensation to any NASD member in connection with this offering. Brokerage commissions, if any, attributable to the sale of the shares of common stock offered hereby will be borne by the selling shareholders.

  We will not receive any proceeds from the sale of any shares of common stock by the selling shareholders. We have agreed to bear all expenses, other than selling commissions, in connection with the registration and sale of the common stock being offered by the selling shareholders. We have agreed to indemnify certain of the selling stockholders against certain liabilities under the Securities Act. Each selling shareholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

  We have agreed with the selling shareholders to keep the registration statement, of which this prospectus constitutes a part, effective as reasonably deemed necessary by Expedia to enable the selling shareholders to resell their shares that were issued in the mergers.

  To comply with the securities laws of certain jurisdictions, if applicable, the shares of common stock offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualifications requirement is available and is complied with.

  Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the common stock offered pursuant to this prospectus may be limited in its ability to engage in market activities with respect to the common stock. Without limiting the foregoing, each selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation
M. Those rules and regulations may limit the timing of purchases and sales of any of the common stock offered by the selling stockholders pursuant to this prospectus, which may affect the marketability of the common stock offered hereby.

  The selling shareholders also may pledge the shares of common stock being registered for resale hereby to NASD broker/dealers pursuant to the margin provisions of each selling shareholder's customer agreements with such pledgees. Upon default by a selling shareholder, the pledgee may offer and sell shares of common stock from time to time as described above.

                          VALIDITY OF THE COMMON STOCK

  For purposes of this offering, Preston Gates & Ellis LLP, Seattle, Washington, is giving its opinion on the validity of the common shares.

                                    EXPERTS

  The consolidated financial statements incorporated in this prospectus by reference from Expedia, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at www.sec.gov. Most of our SEC filings are also available to you free of charge at our web site at www.expedia.com.

  The common shares are traded as "National Market Securities" on the Nasdaq National Market. Material filed by Expedia can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

    1. Expedia's Quarterly Report on Form 10-Q for the quarters ended September 30, 2000 and December 31, 2000, and amendments thereto.

    2. Expedia's Annual Report on Form 10-K for the year ended June 30, 2000.

    3. Expedia's Proxy Statement dated October 9, 2000.

    4. The description of the common stock of Expedia, which is contained in the registration statement of Expedia filed on Form S-1, dated July 21, 2000 (333-40934).

  You may request free copies of these filings by writing or telephoning us at the following address:

    Investor Relations Department
    Expedia, Inc.
    18310 SE Eastgate Way, Suite 400
    Bellevue, Washington 98005
    (425) 564-7200
    email: exp-ir@expedia.com

  You may also review and/or download free copies of items 1, 2 and 4 at our website at www.expedia.com.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Expedia in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                        Amount
                                                                         to be
                                                                         Paid
                                                                        -------
     SEC Registration Fee.............................................. $34,272
     Printing Fees and Expenses........................................  15,000
     Legal Fees and Expenses...........................................   2,000
     Accounting Fees and Expenses......................................   4,000
     Miscellaneous.....................................................   2,000
                                                                        -------
       Total........................................................... $57,272
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article VII of our Articles of Incorporation authorizes us to indemnify any present or former director or officer to the fullest extent not prohibited by the Washington Business Corporation Act ("WBCA") or other applicable law now or hereafter in force. Chapter 23B.08.510 and .570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under specific circumstances for liabilities, including provisions permitting advances for expenses incurred, arising under the Securities Act.

  In addition, we maintain directors' and officers' liability insurance under which our directors and officers are insured against loss, as defined in the policy, as a result of claims brought against them for their wrongful acts in such capacities.

ITEM 16. LIST OF EXHIBITS

  The Exhibits to this registration statement are listed in the Index to Exhibits.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (a) To include any prospectus required by section 10(a)(3) of the 1933
Act;

       (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Expedia pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

   (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) For purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington on February 28, 2001.

                                          EXPEDIA, INC.

                                                 /s/ Richard N. Barton
                                          By: _________________________________
                                                     Richard N. Barton
                                               President and Chief Executive
                                                Officer (Principal Executive
                                                          Officer)

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on February 28, 2001.


              Signature                                    Title
              ---------                                    -----

      /s/ Richard N. Barton            President, Chief Executive Officer, Director
______________________________________  (Principal Executive Officer)
          Richard N. Barton

                  *                    Sr. Vice President, Finance; Chief Financial
______________________________________  Officer (Principal Financial and Accounting
          Gregory S. Stanger            Officer)

                  *                    Chairman of the Board
______________________________________
          Gregory B. Maffei

                  *                    Director
______________________________________
              Brad Chase

                  *                    Director
______________________________________
           Gerald Grinstein

                  *                    Director
______________________________________
             Jay C. Hoag

                  *                    Director
______________________________________
       Laurie McDonald Jonsson

                  *                    Director
______________________________________
          Richard D. Nanula

   /s/ Richard N. Barton

*By:
   -----------------------------

     Richard N. Barton

      Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit
   No.                                 Description
 -------                               -----------
  3.1    Articles of Incorporation of the Registrant+

  3.2    Articles of Amendment to Articles of Incorporation dated September 22,
          1999+

  3.2.1  Articles of Amendment to Articles of Incorporation dated October 25,
          1999++

  3.3    Bylaws of the Registrant+

  4.1    Form of the Registrant's Common Stock Certificate+

  5      Opinion of Counsel re: legality

 10.1    Contribution Agreement between Expedia, Inc. and Microsoft
          Corporation, effective October 1, 1999+

 10.2 Services Agreement between Expedia, Inc. and Microsoft Corporation, effective October 1, 1999+

 10.3 License Agreement between Expedia, Inc. and Microsoft Corporation, effective October 1, 1999+

 10.4    Map Server License Agreement between Expedia, Inc. and Microsoft
          Corporation, effective October 1, 1999+

 10.5    Carriage and Cross Promotion Agreement between Expedia, Inc. and
          Microsoft Corporation, effective October 1, 1999+

 10.6    Tax Allocation Agreement between Expedia, Inc. and Microsoft
          Corporation, effective October 1, 1999+

 10.7 Shareholder Agreement between Expedia, Inc. and Microsoft Corporation, effective October 1, 1999+

 10.8    CRS Marketing, Services and Development Agreement between Microsoft
          Corporation and Worldspan, L.P., dated December 15, 1995 and last amended on April 1, 1999+***

 10.9    Service Agreement between Microsoft Corporation and World Travel
          Partners, L.P., dated October 9, 1996 and amended on April 1,
          1999+***

 10.10   1999 Stock Option Plan+

 10.11   1999 Employee Stock Purchase Plan+

 10.12   1999 Directors' Stock Option Plan+

 10.13   Employment Agreement between Expedia, Inc. and Richard N. Barton+

 10.14   Agreement and Plan of Reorganization by and among Expedia, Inc.,
          Travel Enterprises, Inc., Travelscape, and certain principal stockholders of Travelscape, dated January 31, 2000 and as amended on March 13, 2000 and March 15, 2000++++

 10.15   Agreement and Plan of Reorganization by and among Expedia, Inc.,
          VacationSub, Inc., VacationSpot, and the principal stockholders of VacationSpot, dated January 30, 2000++++

 10.16   Common Stock Purchase Agreement between Expedia, Inc., TCV IV, L.P.
          and TCV IV Strategic Partners, L.P., dated June 25, 2000**

 10.17   Common Stock Purchase Agreement between Expedia, Inc. and Microsoft
          Corporation, dated June 25, 2000**

 10.18   Amendment No. 2 to Microsoft Corporation/World Travel Partners Service
          Agreement effective July 1, 2000***+++++

 10.19   Travelscape Office Lease and assignment thereto dated August 1,
          2000+++++

 10.20   Amendment to the Expedia 1999 Stock Option Plan++++++


 23.1    Consent of Deloitte & Touche LLP

 Exhibit
   No.                     Description
 -------                   -----------
  23.3   Consent of Preston Gates & Ellis LLP(1)

  24     Power of Attorney (contained on signature page)

--------
(1)   Contained within Exhibit 5.

+     Previously filed as an exhibit to Expedia's Form S-1 filed September 23,
      1999

++ Previously filed as an exhibit to Expedia's Form S-1/A filed October 26, 1999 and incorporated herein by reference

++++ Previously filed as an exhibit to Expedia's Form 8-K filed April 3, 2000 and incorporated herein by reference

+++++ Previously filed as an exhibit to Expedia's Form 10-Q filed November 14,
      2000 and incorporated herein by reference

++++++ Previously filed as an exhibit to Expedia's Form 10-Q filed February 14,
       2000 and incorporated herein by reference

** Previously filed as an exhibit to Expedia's Form 8-K filed September 15, 2000 and incorporated herein by reference

*** Confidential treatment granted for portions of this agreement pursuant to Rule 406 of the Securities Act